March 17, 2020
Dear Sudhanshu,
Congratulations! I am pleased to provide you with this offer for the position of Senior Vice-President, Chief Financial Officer, reporting to me. This letter sets forth the key elements of the offer.

This position is located in Scotts Valley, CA and this offer is contingent upon a mutually agreed start date.

Your compensation package includes a base salary annualized at $515,000 per year, paid biweekly. Also, for Fiscal Year 2021 (April 1, 2020 – March 31, 2021), you will be a Band 19 in our executive compensation structure. As a result, you are eligible to participate in our Executive Officer Incentive Plan at a target annual bonus payment of 75% of base salary ($386,250 at target), with a maximum payout of up to 150% of base salary. Bonuses are paid within 2 ½ months after the end of Vista Outdoor’s fiscal year (by June 15th) and subject to the terms and conditions of the Executive Officer Incentive Plan. Bonus payments are not guaranteed and will be based on fiscal year end results of Vista Outdoor, as well as your personal performance. Any bonus payment earned for our Fiscal Year 2021 (FY21), will not be prorated, provided that your start date is on or before May 1, 2020.

As a Band 19 executive, you will also be eligible to participate in Vista Outdoor’s long term (equity) incentive plan as a part of your annual compensation package, with your target incentive equal to 150% (approximately $772,500) of your base salary. For FY21, your grant will be $800,000. You will be granted your FY21 award as of your first day of employment. The timing, amount, form and terms of your annual equity grants are determined by the Management Development and Compensation Committee (“MDCC”) of the Board of Directors of Vista Outdoor. For FY21 your annual grant will be made 40% in Restricted Stock Units (“RSUs") and 60% in Performance Shares.

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RSUs. Your RSU grant will be governed by the terms of our standard RSU award agreement, which, among other things, provides for vesting in three equal installments on the first, second and third anniversaries of the grant date, provided that you are employed by Vista Outdoor through the applicable vesting date. The grant date value of the RSU award will be $320,000 (40% of the total value of your LTI award).

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Performance Shares. Your Performance Share grant will be governed by the terms of our standard Performance Share award agreement, which, among other things, provides for vesting, if at all, after a three-year performance period (April 1, 2020 through March 31, 2023), with the amount vesting based on actual achievement relative to performance criteria approved by the MDCC. The grant date value of the Performance Share award will be $480,000 (60% of the total value of your LTI award). Depending on company performance over the performance period, your Performance Share award will pay out in a number of Vista Outdoor common shares up to 200% of the Performance Shares awarded.

Your award will be subject to the applicable terms and conditions of the Vista Outdoor long-term incentive plan, your award agreements and the other materials provided to you through E*Trade Financial, our stock plan administrator, at the time you accept your grants.

As a regular status full-time employee, you will also be immediately eligible to participate in the Vista Outdoor benefits programs applicable to the Company’s Executive Officers. The benefits package is described in summary plan documents that will be provided to you in a separate communication. It includes Paid Time-Off (PTO) accrual beginning at 6.15 hours per pay period (4 weeks per year), and participation in the Vista Outdoor Executive Severance Plan, which provides for, among other things, a cash payment equal to 12 months of your base salary in the event of the termination of your employment without cause by Vista Outdoor.

As an Executive Officer of Vista Outdoor, you will also participate Vista Outdoor’s Income Security Plan, which provides for certain benefits in the event that your employment is terminated following a “Change in Conotrol” as defined in the Income Security Plan. Vista Outdoor’s Income Security Plan is described in further detail in the Company’s Proxy Statement dated as of June 21, 2019.

To comply with the U.S. Immigration Act of 1986, on your first day at work, you will be filling out the U.S. Citizenship and Immigration Services Form I-9, “Employment Eligibility Verification.” Please review the attached list of acceptable documents and bring appropriate documentation of your choosing with you when you report to work at our facility.

Vista Outdoor must also comply with U.S. import/export laws. The position we are offering may expose you to controlled technical data as defined by U.S. export laws, so you must be either a U.S. Citizen or a U.S. Person as that term is defined by statute. For your convenience, we have identified the following documents from the Form I-9, which will also establish your status as a U.S. Citizen or U.S. Person: unexpired U.S. passport; Certificate of U.S. Citizenship (INS Form N-560 or N-561); Certificate of Naturalization (INS Form N-550 or N-570); unexpired foreign passport with I-551 stamp; Alien Registration Receipt Card with Photograph (INS Form I-551); or an original or certified copy of your U.S. Birth Certificate plus one of the photo containing documents listed in List B of the Form I-9.

Vista Outdoor does not want you to bring any proprietary information, customer lists, records, trade secrets, or any other property that belongs to any former employer. All such information should be returned to your previous employer(s) before joining Vista Outdoor. Vista Outdoor will not ask you to use or disclose any other entity’s confidential or proprietary information or property in performing your job. Please carefully review the attached Confidentiality and Invention Assignment Agreement; it contains valuable information regarding your obligations toward Vista Outdoor and Vista Outdoor customer proprietary and confidential information. All employees are required to sign the Confidentiality and Invention Assignment Agreement as a term and condition of employment at Vista Outdoor.

The terms of this employment offer do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change. Vista Outdoor reserves the right, in its discretion, to modify or terminate its compensation and benefits programs at any time, including without limitation adjusting any bonus or equity targets, grants or payouts for performance or other reasons.

All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by Vista’s Chief Executive Officer. Failure to accurately and completely provide information requested during the hiring process may lead to this employment offer being revoked or the termination of your employment.

Sudhanshu, I am truly excited to extend this offer to you and look forward to the contributions you will make at Vista Outdoor. To confirm acceptance of this employment offer, please sign, date and return this offer letter to me.

Sincerely,

/s/ Chris Metz

Chris Metz
Chief Executive Officer

Accepted:
/s/ Sudhanshu Priyadarshi